Exhibit 99.1
                                     PART II

Item 8. Financial Statements and Supplementary Data

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners and Unitholders of Heartland Partners, L.P.:

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Heartland Partners, L.P. and its subsidiaries at December 31, 2001, and the results of their operations and their cash flows for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Chicago, Illinois
March 29, 2002

                            HEARTLAND PARTNERS, L.P.
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2001
                             (amounts in thousands)



                                                       2001
                                                    ---------

Assets:
Cash                                                $     103
Restricted cash                                         1,196
Accounts receivable                                       430
Note receivable from affiliate                          8,186
Prepaid and other assets                                  138
Investment in joint venture                               166
                                                    ---------
     Total                                             10,219
                                                    ---------
Property:
Land                                                    1,072
Buildings and improvements                              1,630
  Less accumulated depreciation                         1,144
                                                    ---------
Net land, buildings and improvements                    1,558
Land held for sale                                        723
Housing inventories                                    10,847
Land held for development                               4,807
Capitalized predevelopment costs                       10,266
                                                    ---------
  Net properties                                       28,201
                                                    ---------
Total assets                                        $  38,420
                                                    =========

Liabilities:
Notes payable                                       $   6,746
Accounts payable and accrued expenses                   2,625
Cash overdraft                                            278
Accrued real estate taxes                                 817
Allowance for claims and liabilities                    4,337
Unearned rents and deferred income                      1,530
Other liabilities                                       2,027
                                                    ---------
     Total liabilities                              $  18,360
                                                    ---------

Partners' Capital:
General Partner                                            81
Class A Limited Partners - 2,142 units authorized,
 issued and 2,095 units outstanding                    10,390
Class B Limited Partner                                 9,589
                                                    ---------
     Total partners' capital                           20,060
                                                    ---------
Total liabilities and partners' capital             $  38,420
                                                    =========




See accompanying notes to Consolidated Financial Statements

                            HEARTLAND PARTNERS, L.P.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 2001
                (amounts in thousands, except for per unit data)


                                                                 2001
                                                              ----------
Income:
          Property sales                                      $   30,471
          Less: Cost of property sales                            19,908
                                                              ----------

     Gross profit on property sales                               10,563
                                                              ----------

Operating Expenses:
          Selling expenses                                         3,921
          General and administrative expenses                      1,888
          Real estate taxes                                          225
          Environmental expense                                      103
                                                              ----------

     Total operating expenses                                      6,137
                                                              ----------

     Operating income                                              4,426

Other Income and (Expense):
          Portfolio income                                         1,176
          Rental income                                              378
          Other income                                               122
          Depreciation                                              (319)
          Management fee                                            (425)
                                                              ----------

     Total other income                                              932
                                                              ----------

     Net income                                               $    5,358
                                                              ==========

     Net income allocated to General Partner                  $       54
                                                              ==========

     Net income allocated to Class B limited partner          $       26
                                                              ==========

     Net income allocated to Class A limited partners         $    5,278
                                                              ==========

     Net income per Class A limited partnership unit          $     2.48
                                                              ==========

     Weighted average number of Class A limited
     partnership units outstanding                                 2,127
                                                              ==========



See accompanying notes to Consolidated Financial Statements

                            HEARTLAND PARTNERS, L.P.
                   CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL
                      For the Year Ended December 31, 2001
                             (amounts in thousands)





                                                   Class A      Class B
                                      General      Limited      Limited
                                      Partner      Partners     Partner        Total
                                     ----------   ----------   ----------   ----------

Balances at December 31, 2000        $       27   $    5,906   $    9,563   $   15,496

Net income                                   54        5,278           26        5,358

Redemption of Class A Limited
  Partners Units                             --         (794)          --         (794)
                                     ----------   ----------   ----------   ----------

Balances at December 31, 2001        $       81   $   10,390   $    9,589   $   20,060
                                     ==========   ==========   ==========   ==========


See accompanying notes to Consolidated Financial Statements

                            HEARTLAND PARTNERS, L.P.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2001
                             (amounts in thousands)


                                                               2001
                                                            ----------
Cash Flow from Operating Activities:
Net income                                                  $    5,358
Adjustments reconciling net income to net cash provided by
  operating activities:
Equity in loss of joint venture                                    136
Depreciation                                                       319
Write off of Kinzie Station fixed assets                           688
Net change in allowance for claims and liabilities                (141)
Net change in assets and liabilities:
   Decrease in accounts receivable                                 152
   Decrease in housing inventories, net                          9,507
   Decrease in land held for sale                                   17
   Decrease in land held for development                           690
   Increase in capitalized predevelopment costs, net              (487)
   Decrease in accounts payable and accrued liabilities         (4,642)
   Net change in other assets and liabilities                   (1,153)
                                                            ----------

Net cash provided by operating activities                       10,444
                                                            ----------

Cash Flow from Investing Activities:
Additions to land, building and other, net                         (19)
Increase in note receivable from affiliate                      (3,605)
                                                            ----------

Net cash used in investing activities                           (3,624)
                                                            ----------

Cash Flow from Financing Activities:
Payoffs/advances on notes payable, net                          (7,929)
Redemption of Class A Limited Partner units                       (794)
Distributions received from joint venture                           75
Decrease in restricted cash                                      1,503
Cash overdraft                                                     278
                                                            ----------

Net cash used in financing activities                           (6,867)
                                                            ----------

Net decrease in cash                                               (47)

Cash at beginning of year                                          150
                                                            ----------

Cash at end of year                                         $      103
                                                            ==========


See accompanying notes to Consolidated Financial Statements

                            Heartland Partners, L.P.
                   Notes to Consolidated Financial Statements
                      For the year ended December 31, 2001


1. Organization

Heartland Partners, L.P. ("Heartland" or the "Company"), a Delaware limited partnership, was formed on October 6, 1988. Heartland's existence will continue until December 31, 2065, unless extended or dissolved pursuant to the provisions of Heartland's partnership agreement.

Heartland was organized to engage in the ownership, purchasing, development, leasing, marketing, construction and sale of real estate properties. At December 31, 2001, CMC Heartland Partners ("CMC") was an operating general partnership owned 99.99% by Heartland and .01% by Heartland Technology, Inc. ("HTI"), formerly known as Milwaukee Land Company ("MLC"). HTI was the general partner of Heartland. HTI transferred its general partner interest in the Company to HTI Interests, LLC ("HTII"), a Delaware limited liability company, owned 99.9% by HTI and .1% by HTI Principals, Inc., a Delaware corporation, owned by four of HTI's Board of Directors and a former director of HTI. HTII is now the General Partner of Heartland, (in such capacity, the "General Partner").

The following table sets forth various entities formed by the Company since its inception, date and purpose of formation, development location and ownership:



                                                          YEAR
COMPANY                                                   FORMED   BUSINESS PURPOSE
---------------------------------------------------       ------   ------------------------------------------------------------
Heartland Development Corporation         ("HDC")          1993    General Partner of CMC Heartland Partners I, Limited Partnership
CMC Heartland Partners I, Limited         ("CMCLP")        1993    Owned Bloomfield development
 Partnership
CMC Heartland Partners I, LLC             ("CMCI")         1998    Owns  Kinzie Station Phase II
CMC Heartland Partners II, LLC            ("CMCII")        1997    Owns the Goose Island Industrial Park joint venture
CMC Heartland Partners III, LLC           ("CMCIII")       1997    Owns  Kinzie Station Phase I
CMC Heartland Partners IV, LLC            ("CMCIV")        1998    Developing approximately 177 acres in Fife, Washington
CMC Heartland Partners V, LLC             ("CMCV")         1996    Owns lots and homes in Osprey Cove
CMC Heartland Partners VI, LLC            ("CMCVI")        1997    To acquire and hold future acquisitions
CMC Heartland Partners VII, LLC           ("CMCVII")       1997    Owns lots and homes in the Longleaf Country Club
CMC Heartland Partners VIII, LLC          ("CMCVIII")      1998    To acquire and hold future acquisitions
Lifestyle Construction Company,Inc.       ("LCC")          1998    Serves as the general contractor in North Carolina
Lifestyle Communities, Ltd.               ("LCL")          1996    Serves as the exclusive sales agent in the
                                                                     Longleaf and Kinzie Station Phase I & II developments



                                                        DEVELOPMENT
COMPANY                                                 LOCATION                             OWNERSHIP
---------------------------------------------------     ------------------------------       ----------
Heartland Development Corporation         ("HDC")       Not applicable                       100% (1)
CMC Heartland Partners I, Limited         ("CMCLP")     Rosemount, Minnesota                 100% (2)
 Partnership
CMC Heartland Partners I, LLC             ("CMCI")      Chicago,Illinois                     100% (3)
CMC Heartland Partners II, LLC            ("CMCII")     Chicago,Illinois                     100% (3)
CMC Heartland Partners III, LLC           ("CMCIII")    Chicago,Illinois                     100% (3)
CMC Heartland Partners IV, LLC            ("CMCIV")     Fife,Washington                      100% (3)
CMC Heartland Partners V, LLC             ("CMCV")      St. Marys,Georgia                    100% (3)
CMC Heartland Partners VI, LLC            ("CMCVI")     Not Applicable                       100% (3)
CMC Heartland Partners VII, LLC           ("CMCVII")    Southern Pines, North Carolina       100% (3)
CMC Heartland Partners VIII, LLC          ("CMCVIII")   Not Applicable                       100% (3)
Lifestyle Construction Company,Inc.       ("LCC")       Not Applicable                       100% (4)
Lifestyle Communities, Ltd.               ("LCL")       Not Applicable                       100% (4)


(1) Stock wholly owned by Heartland.

(2) HDC owns a 1% General Partnership interest and CMC owns a 99% Limited Partnership interest.

(3) Membership interest owned by CMC.

(4) Stock wholly owned by CMC.

                            Heartland Partners, L.P.
             Notes to Consolidated Financial Statements (Continued)


Except as otherwise noted herein, references herein to "Heartland" or the "Company" include CMC, HDC, CMCLP, CMCI, CMCII, CMCIII, CMCIV, CMCV, CMCVI, CMCVII, CMCVIII, LCC and LCL. The consolidated financial statements include the accounts of Heartland. All intercompany transactions have been eliminated in consolidation.

Heartland's partnership agreement provides generally that Heartland's net income
(loss) will be allocated 1% to the General Partner, 98.5% to the Class A limited partners (the "Unitholders") and 0.5% to the Class B limited partner. In addition, the partnership agreement provides that certain items of deduction, loss, income and gain may be specially allocated to the Class A Unitholders or to the holder of the Class B Interest or the General Partner. Also, the partnership agreement provides that if an allocation of a net loss to a partner would cause that partner to have a negative balance in its capital account at a time when one or more partners would have a positive balance in their capital account such net loss shall be allocated only among partners having positive balances in their capital account.

Subject to the limitations described in the preceding paragraph, the General Partner has the discretion to cause Heartland to make distributions of Heartland's available cash in an amount equal to 98.5% to the Unitholders, 0.5% to the holder of the Class B Interest and 1% to the General Partner. Liquidating distributions, upon dissolution of the partnership, are made pro rata to each partner in accordance with its positive Capital Account balance after certain adjustments set out in the Partnership agreement. There can be no assurance as to the amount or timing of Heartland's cash distributions or whether the General Partner will cause Heartland to make a cash distribution if cash is available. On December 4, 1997, Heartland's partnership agreement was amended to allow the General Partner in its discretion to establish a record date for distributions on the last day of any calendar month. No cash distribution was made in 2001.

On August 22, 2001, Heartland announced that it had been authorized by its General Partner to purchase up to 50,000 of its outstanding Class A partnership units. As of December 31, 2001, the Company had repurchased 47,360 Class A partnership units at a total cost of $794,000. These repurchases are shown as a reduction of Partners' Capital.

As of December 31, 2001, Heartland and CMC loaned HTI an aggregate of $8,186,000. The loans are collateralized by a security interest in the Class B limited partner interest and bear interest at 13%. The Company has also received as compensation for the loans a Series C Warrant that entitles Heartland to purchase 320,000 shares of HTI common stock at an exercise price of $1.05 per share. HTI and the Company have provided loans, on market terms, to each other from time to time, as provided in the agreements between them. The initial terms of the loan were based on the collateral of the Class B interest and prevailing borrowing rates. When HTI raised capital through the issuance of subordinated debentures at 13% interest and the grant of warrants, the loan terms were changed to reflect HTI's cost of capital.

At December 31, 2001, HTI owed Heartland and CMC approximately $8,186,000. On February 25, 2002, the Company and CMC demanded immediate payment in full of all obligations due under the Line of Credit Promissory Notes from HTI. Heartland has initiated steps to protect its security interest in the Class B limited partner interest (the "Collateral"). PG Oldco, Inc., a creditor of HTI under notes aggregating $2,200,000 in principal amount, also has a security interest in the Collateral and has commenced steps to protect its interest. Under the Lien Subordination and Inter-Creditor Agreement ("Inter-Creditor Agreement") among Heartland, CMC, PG Oldco, Inc. and HTI, Heartland and CMC have a first and prior security interest in the Collateral and the proceeds thereof up to the Senior Debt Priority Amount (as defined in the Inter-Creditor Agreement) and PG Oldco, Inc. has a first and prior security interest in the Collateral and the proceeds thereof for all amounts in excess of the Senior Debt Priority Amount. Because of the competing interests in the Collateral, Heartland is not at this time able to predict the ultimate outcome of its efforts to protect its interests in the Collateral or the effect thereof on the Class A limited partners. Nevertheless, management believes the note receivable of $8,186,000 is recoverable through the Company's security interest in the Class B limited partner interest.

                            Heartland Partners, L.P.
             Notes to Consolidated Financial Statements (Continued)


At December 31, 2001, land held for sale consisted of approximately 13,993 acres of scattered land parcels. States in which large land holdings are located are Illinois, Iowa, Minnesota, Montana, North Dakota, South Dakota, Washington, and Wisconsin. The remaining acreage is located in Idaho, Indiana, Michigan and Missouri. Most of the properties are former railroad rights-of-way, located in rural areas, comprised of long strips of land approximately 100 feet in width. Also included in these scattered land parcels are former station grounds and rail yards. Certain air rights and fiber optics development rights are also owned. The land is typically unimproved. Some of the properties are improved with structures (such as grain elevators and sheds) erected and owned by lessees. Other properties are improved with Heartland-owned buildings that are of little or no value.

At December 31, 2001, property available for development, including housing inventories, consisted of 12 sites comprising approximately 522 acres. The book value of this land is approximately $8,294,000 or an average of $15,900 per acre. Heartland reviews these properties to determine whether to hold, develop, either solely or with a third party joint venture, or sell them. Heartland's objective for these properties is to maximize unitholder value over a period of years.

Heartland has a 1.23 acre site in Chicago, Illinois known as Kinzie Station Phase I that is substantially complete. Phase I consists of 163 units in a Tower and 24 units in a Plaza Building. Kinzie Station Phase II is a 1.45 acre site adjacent to Phase I on which the Company has zoning to construct a 267 unit residential tower building. Heartland is also selling and building single family homes in the Longleaf Country Club in Southern Pines, North Carolina. Heartland also owns homes and lots in Osprey Cove located in St. Marys, Georgia. These sites are classified as housing inventories. Heartland decided to cease building operations in Osprey Cove in 1999.

2. Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of Heartland; CMC, its 99.99% owned operating partnership; HDC, 100% owned by Heartland; CMCLP, 1% general partnership interest owned by HDC and 99% owned by CMC; CMCI, CMCII, CMCIII, CMCIV, CMCV, CMCVI, CMCVII, CMCVIII, LCC and LCL, each 100% owned by CMC. All intercompany transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The cash and cash equivalents of the Company are held at two financial institutions.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, cash in escrow, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair values because of the short maturity of these financial instruments. The carrying value of the Company's notes payable approximate fair value at December 31, 2001 due to the short duration and variable nature of the financial instruments.

Revenue Recognition

Residential sales are recognized at closing when title to the home has passed to the buyer. The Company's homes are generally offered for sale in advance of their construction. To date, most of the Company's homes have been sold pursuant to standard sales contracts entered into prior to commencement of construction. The Company's standard sales contracts generally require the customer to make an earnest money deposit. This deposit may range from 5% to 10% of the purchase price for a buyer using conventional financing.

Land sales are recognized when the Company has received an adequate cash down payment and all other conditions necessary for profit recognition have been satisfied.

Investment in Joint Venture

Investment in joint venture represents recording of the Company's interest under the equity method of accounting. Under the equity method of accounting, the Company recorded its initial interest at cost and adjusts its investment accounts for additional capital contributions, distributions and its share of joint venture income or loss.

                            Heartland Partners, L.P.
             Notes to Consolidated Financial Statements (Continued)


Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates used in the preparation of the financial statements include the value of the Class B limited partner interest which represents the collateral of the Heartland Technology, Inc. note receivable owed to the Company and CMC, estimated costs to complete long term development projects, the recoverability of the total cost of properties and the estimates used in determining the Company's environmental liabilities. Actual results could differ from those estimates.

Properties

Properties are carried at their historical cost. Expenditures which significantly improve the values or extend useful lives of the properties are capitalized. Predevelopment costs including real estate taxes that are directly identified with a specific development project are capitalized. Interest and related debt issuance costs are capitalized to qualifying real estate inventories as incurred, in accordance with Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Costs", and charged to cost of sales as revenue from residential and land sales are recognized. Repairs and maintenance are charged to expense as incurred. Depreciation is provided for financial statement purposes over the estimated useful life of the respective assets ranging from 7 years for office equipment and fixtures to 40 years for building and improvements using the straight-line method.

Properties held for development, including capitalized predevelopment costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the particular development property may not be recoverable. If these events or changes in circumstances are present, the Company estimates the sum of the expected future cash flows (undiscounted) to result from the development operations and eventual disposition of the particular development property, and if less than the carrying amount of the development property, the Company will recognize an impairment loss based on discounted cash flows. Upon recognition of any impairment loss the Company would measure that loss based on the amount by which the carrying amount of the property exceeds the estimated fair value of the property. No event occurred during the year 2001 that resulted in an impairment loss being recognized.

For properties held for sale, an impairment loss is recognized when the fair value of the property, less the estimated cost to sell, is less than the carrying amount of the property. No event occurred during the year 2001 that resulted in an impairment loss being recognized.

Housing inventories, (including completed model homes), consisting of land, land development, direct and indirect construction costs and related interest, are recorded at cost which is not in excess of fair value. Land, land development, and indirect costs are allocated to cost of sales on the basis of units closed in relation to the total anticipated units in the related development project; such allocation approximates the relative sales value method. Direct construction costs are allocated to the specific units closed for purposes of determining costs of sales. Selling and marketing costs, not including those costs incurred related to furnishing and developing the models and sales office, are expensed in the period incurred. Costs incurred in the construction of the model units and related furnishings are capitalized at cost. The Company intends to offer these units for sale at the completion of a project and, accordingly, no amortization of direct construction costs is provided. Housing inventories are reviewed for impairment whenever events or circumstances indicate the fair value less the cost to dispose of the inventories, is less than the capitalized costs. If these events or changes in circumstances are present, the Company then writes down the inventory to its fair value. No event occurred during the year 2001 that resulted in an impairment loss being recognized.

                            Heartland Partners, L.P.
             Notes to Consolidated Financial Statements (Continued)

Housing inventories consisted of the following at December 31, 2001:


      Land under development..................   $    3,487

      Direct construction costs...............        4,117

      Capitalized project costs...............        3,243
                                                 ----------

                                                 $   10,847
                                                 ==========

Income Taxes

A publicly-traded partnership generally is not liable for Federal income taxes, provided that for each taxable year at least 90% of its gross income consists of certain passive types of income. In such case, each partner includes its proportionate share of partnership income or loss in its own tax return. Accordingly, no provision for income taxes is reflected in Heartland's financial statements.

Heartland's assets are carried at historical cost. At December 31, 2001, the tax basis of the properties and improvements for Federal income tax purposes was greater than their carrying value for financial reporting purposes.

Segment Reporting

The Company has two primary reportable business segments, which consist of land sales and property development (See Note 10 to the Consolidated Financial Statements).

3. Restricted Cash

At December 31, 2001, CMC has a line of credit agreement in the amount of $5,000,000 with LaSalle National Bank ("LNB") pursuant to which CMC has pledged cash in the amount of $1,150,000 as an interest reserve. Restricted cash also includes purchasers' earnest money escrow deposits of $46,000 at December 31, 2001. The total restricted cash at December 31, 2001 was $1,196,000.

4. Notes Payable

At December 31, 2001, CMC has a line of credit agreement in the amount of $5,000,000 with LNB, pursuant to which CMC pledged cash in the amount of $1,150,000 as an interest reserve. The net worth requirement per the line of credit agreement is $5,500,000. Heartland has pledged as additional collateral its interest in the Goose Island Joint Venture which had a carrying value of $166,000 as of December 31, 2001. Also, pursuant to the line of credit agreement, Heartland has granted LNB a first lien on certain parcels of land in Chicago, Illinois, Milwaukee, Wisconsin and Fife, Washington which had carrying values of $4,594,000, $5,799,000 and $5,063,000, respectively, at December 31,
2001. Advances against the line of credit bear interest at the prime rate of LNB plus 1.5% (6.25% at December 31, 2001). At December 31, 2001, $3,500,000 had
been advanced to the Company by LNB against the line of credit. The loan matured February 28, 2002. The Company is currently in negotiations with LNB to increase the loan amount and extend the maturity date of the revolving line of credit.

                            Heartland Partners, L.P.
             Notes to Consolidated Financial Statements (Continued)


At Osprey Cove in St. Marys, Georgia the First National Bank of St. Marys ("FNB") in Georgia has made two loans on the two homes of $153,000 and $235,000 to the Company. The carrying value of these two homes was $512,000 at December 31, 2001. The loans will mature on November 7, 2002 and July 5, 2002, respectively. The loans bear interest at 7%. At December 31, 2001, $388,000 had been advanced to Heartland on the two loans. As of March 19, 2002, these two loans had been paid in full.

As of December 8, 2000, Heartland had obtained an agreement for a $3,000,000 revolving line of credit for the construction of homes in Longleaf with Bank One of Illinois ("Bank One"). Also, on December 8, 2000, Heartland borrowed $250,000 to purchase the remaining lots owned by the developer of Longleaf. This $250,000 was the first payment related to certain liabilities assumed by the Company in accordance with a purchase agreement executed on December 12, 2000. The revolving line of credit and $250,000 loan mature April 12, 2002 and bear interest at the prime rate (4.75% at December 31, 2001). At December 31, 2001, $1,358,000 had been advanced by Bank One to Heartland on these two loans. The carrying value of the collateral for both these loans at December 31, 2001 is $2,938,000. The Company is currently in negotiations with Bank One to extend the maturity dates of the revolving line of credit and $250,000 loan.

On October 20, 1999, the Company executed loan documents with Bank One for a loan of $5,250,000 to construct the Kinzie Station Plaza building. The loan is collateralized by real estate contained in the project. On January 30, 2001, the final principal and interest payment was made on the $5,250,000 Kinzie Station Plaza building loan. On February 23, 2001, the Company amended this loan agreement with Bank One, and borrowed an additional $3,000,000, of which $1,500,000 remains outstanding at December 31, 2001, and changed the maturity date of the loan to February 23, 2002. Effective February 23, 2002, the maturity date of this loan was extended to June 23, 2002. The loan bears interest at the prime rate (4.75% at December 31, 2001).

During the year ended December 31, 2001, the Company incurred and paid interest on loans in the amount of $1,028,000, of which $837,000 was capitalized.

As of December 31, 2001, Heartland's total consolidated indebtedness was $6,746,000. This amount is due within one year from January 1, 2002. There can be no assurance that the amounts available from internally generated funds, cash on hand, Heartland's existing credit facilities and sale of non-strategic assets will be sufficient to fund Heartland's anticipated operations. Heartland may be required to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and sales of debt or equity securities. No assurance can be given that such financing will be available or, if available, will be on terms favorable to Heartland. If Heartland is not successful in obtaining sufficient capital to fund the implementation of its business strategy and other expenditures, development projects may be delayed or abandoned. Any such delay or abandonment could result in a reduction in sales and would adversely affect Heartland's future results of operations.

5. Recognition and Measurement of Environmental Liabilities

It is Heartland's practice to evaluate environmental liabilities associated with its properties on a regular basis. An allowance is provided with regard to potential environmental liabilities, including remediation, legal and consulting fees, when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The amount of any liability is evaluated independently from any claim for recovery. If the amount of the liability cannot be reasonably estimated but management is able to determine that the amount of the liability is likely to fall within a range, and no amount within that range can be determined to be the better estimate, then an allowance in the minimum amount of the range is established. If the Company were to use a different approach, the reserve could be materially higher. However, estimates can be affected by various uncertainties including future changes in technology, changes in regulations or requirements of local governmental authorities, third party claims, the scope and cost to be performed at each site, the portion of costs that may be shared and the timing of the remediation work. Environmental costs which are incurred in connection with Heartland's development activities are expensed or capitalized as appropriate. (See Note 8.)

                            Heartland Partners, L.P.
             Notes to Consolidated Financial Statements (Continued)


Estimates which are used as the basis for allowances for the remediation of a particular site are taken from evaluations of the range of potential costs for that site made by independent consultants. These evaluations are estimates based on professional experience but necessarily rely on certain significant assumptions including the specific remediation standards and technologies which may be required by an environmental agency as well as the availability and cost of subcontractors and disposal alternatives. As additional information becomes available, the Company will reassess its reserves which may then be modified and related charges/credits against earnings may then be made.

At December 31, 2001, there is not sufficient information to reasonably estimate all the environmental liabilities of which management is aware. Accordingly, management is unable to determine whether environmental liabilities which management is unable to reasonably estimate will or will not have a material effect on Heartland's results of operations or financial condition.

6. Related Party Transactions

CMC had a management agreement with HTI, pursuant to which CMC was required to pay HTI an annual management fee in the amount of $425,000. On October 19, 2000, this management agreement was extended from June 26, 2000 to June 27, 2005. The management fee for the year 2001 of $425,000 was credited against amounts owed CMC. On January 7, 2002, this management agreement was assigned to HTII, the new General Partner.

Under a management services agreement, HTI reimburses Heartland for reasonable and necessary costs and expenses for services. These totaled $837,000 for the year ended December 31, 2001. Heartland and CMC also made loans to HTI. At December 31, 2001, HTI owed the Company and CMC an aggregate of $8,186,000 related to these expenses and loans. On December 29, 2000, HTI executed a line of credit promissory note that is due on demand, payable to Heartland and CMC in the amount of $6,000,000. At that time, HTI granted the Company a Series C Warrant that entitles Heartland to purchase 320,000 shares of HTI common stock at an exercise price of $1.05. The warrant is exercisable on or before February 16, 2006. As of December 31, 2001, no value has been ascribed to the warrant in the Consolidated Financial Statements. On May 11, 2001, HTI executed an additional line of credit promissory note in the amount of $1,000,000. On July 3, 2001, the $1,000,000 promissory note was cancelled and a replacement line of credit promissory note in the amount of $1,500,000 was executed. On October 11, 2001, the $1,500,000 line of credit promissory note was cancelled and a replacement line of credit promissory note in the amount of $2,000,000 was executed. The line of credit promissory notes bear interest at 13%. The total of the two line of credit promissory notes is $8,000,000. As collateral for these two notes, HTI Class B, LLC pledged, on December 14, 2000, to Heartland and CMC a senior lien and a senior security interest in the Heartland Class B Limited Partnership Interest owned by HTI Class B, LLC, a wholly owned subsidiary of HTI.

At December 31, 2001, HTI owed Heartland and CMC approximately $8,186,000. On February 25, 2002, the Company and CMC demanded immediate payment in full of all obligations due under the Line of Credit Promissory Notes from HTI. Heartland has initiated steps to protect its security interest in the Class B limited partner interest (the "Collateral"). PG Oldco, Inc., a creditor of HTI under notes aggregating $2,200,000 in principal amount, also has a security interest in the Collateral and has commenced steps to protect its interest. Under the Lien Subordination and Inter-Creditor Agreement ("Inter-Creditor Agreement") among Heartland, CMC, PG Oldco, Inc. and HTI, Heartland and CMC have a first and prior security interest in the Collateral and the proceeds thereof up to the Senior Debt Priority Amount (as defined in the Inter-Creditor Agreement) and PG Oldco, Inc. has a first and prior security interest in the Collateral and the proceeds thereof for all amounts in excess of the Senior Debt Priority Amount. Because of the competing interests in the Collateral, Heartland is not at this time able to predict the ultimate outcome of its efforts to protect its interests in the Collateral or the effect thereof on the Class A limited partners. Nevertheless, management believes the note receivable of $8,186,000 is recoverable through the Company's security interest in the Class B limited partner interest.

                            Heartland Partners, L.P.
             Notes to Consolidated Financial Statements (Continued)


A senior partner of a law firm who provides services to the Company owns approximately 7.5% of the stock of HTI.

On March 31, 2001, the two Kinzie Station Phase I model homes (a one bedroom unit and a two bedroom unit) and furniture were purchased by two officers of the Company at fair market value. Heartland has leased these model homes back from the officers starting April 1, 2001 and ending April 1, 2004. The monthly rent on the one bedroom model is $2,350 and on the two bedroom model is $4,200. The leases contain standard insurance and maintenance clauses as customary in these types of leases.

7. Leases

Heartland is a lessor under numerous property operating lease arrangements with varying lease terms. The majority of the leases are cancelable by either party upon thirty to sixty days notice and provide nominal rental income to Heartland. The leases generally require the lessee to construct, maintain and remove any improvements, pay property taxes, maintain insurance and maintain the condition of the property. Heartland has a lease on a parcel of land in Chicago, Illinois which accounts for over half of Heartland's annual rental income. The land had a net carrying value of $1,072,000 at December 31, 2001.

Heartland leases equipment under various capital and operating leases. Future minimum lease commitments under non-cancellable capital and operating leases are as follows:


                             2002         2003         2004         2005         Total
                          ----------   ----------   ----------   ----------   ----------
Capital leases            $   47,000   $   25,000   $       --   $       --   $   72,000

Operating leases              34,000       20,000        9,000        3,000       66,000

Model home rent - two
officers of Heartland         79,000       79,000       20,000           --      178,000
                          ----------   ----------   ----------   ----------   ----------
Total                     $  160,000   $  124,000   $   29,000   $    3,000   $  316,000
                          ==========   ==========   ==========   ==========   ==========

Rent expense for the year ended December 31, 2001 was $165,000.

8. Legal Proceedings and Contingencies

At December 31, 2001, Heartland's allowance for claims and liabilities was approximately $4,337,000. During the year ended December 31, 2001, $103,000 was recorded as cost and expenses in respect to environmental matters. Significant legal matters are discussed below.

Canadian Pacific Railroad Matters

The Canadian Pacific Railroad ("CPRR"), formerly the Soo Line Railroad Company, has asserted that the Company is liable for certain occupational injury claims filed after the consummation of an Asset Purchase Agreement and related agreements ("APA") by former employees now employed by the CPRR. The Company has denied liability for each of these claims based on a prior settlement with CPRR. CPRR has also asserted that the Company is liable for the remediation of releases of petroleum or other regulated materials at six different sites acquired from the Company located in Iowa, Minnesota and Wisconsin. The Company has denied liability based on the APA.

                            Heartland Partners, L.P.
             Notes to Consolidated Financial Statements (Continued)

The occupational and environmental claims are all currently being handled by the CPRR, and the Company understands the CPRR has paid settlements on many of these claims. As a result of CPRR's exclusive handling of these matters, the Company has made no determination as to the merits of the claims and is unable to determine the materiality of these claims.

Tacoma, Washington

In June, 1997, the Port of Tacoma ("Port") filed a complaint in the United States District Court for the Western District of Washington alleging that the Company was liable under Washington state law for the cost of the Port's remediation of a railyard sold in 1980 by the bankruptcy trustee for the Company's predecessor to the Port's predecessor in interest.

On October 1, 1998, the Company entered into a Settlement Agreement with the Port, subsequently modified January 9, 2002 in which the Port released all claims and the Company agreed either to, (a) pay $1,100,000 on or before December 31, 2002, plus interest quarterly from January 1, 1999, or (b) to convey to the Port real property to be agreed upon at a later date. At December 31, 2001, Heartland's allowance for claims and liabilities for this site was $1,110,000. At December 31, 2001, interest owed to the Port had been paid to date.

The Company will not make a claim on its insurance carriers in this matter because the settlement amount does not exceed the self insured retention under the applicable insurance policies.

Wheeler Pit, Janesville, Wisconsin

In November, 1995, the Company settled an environmental claim with respect to the Wheeler Pit site near Janesville, Wisconsin. The settlement calls for the Company to pay General Motors $800,000 at $200,000 annually for four years, 32% of the monitoring costs for twenty-five years beginning in 1997 and 32% of governmental oversight costs; the oversight costs not to exceed $50,000. Annual payments of $200,000 were made in 1995, 1996, 1997 and 1998. A payment of $50,000 for past government oversight costs was made in October, 1998. At December 31, 2001, Heartland's allowance for claims and liabilities for this site was $212,000.

Milwaukee, Wisconsin

On December 2, 2000, the Redevelopment Authority of the City of Milwaukee ("RACM") filed suit in Milwaukee County Circuit Court to obtain access to appraise, survey and conduct environmental and geo-technical investigations on certain property owned by the Company adjacent to the Milwaukee Brewers baseball stadium in furtherance of RACM's efforts to acquire the property by condemnation. The Company and RACM entered into an agreement under which RACM will perform, at RACM's cost, limited investigations and provide the results to Heartland.

In February, 2002, the Company filed suit against the Southeast Wisconsin Professional Baseball District to enforce a provision of a contract between the District and Heartland providing for the construction of an additional two lane bridge to the Company's Menomonee Valley project.

As part of the Company's sale of certain property in Milwaukee, Wisconsin to the State of Wisconsin, in December, 2000, for $1,400,000, the Company undertook to cause a lessee of part of the property to surrender its lease. By Settlement Agreement dated July 5, 2001, the lessee agreed to surrender its lease in consideration, among other things, of the payment from the Company of $126,000. This amount was paid to the lessee in July, 2001.

                            Heartland Partners, L.P.
             Notes to Consolidated Financial Statements (Continued)

Miscellaneous Environmental Matters

Under environmental laws, liability for hazardous substance contamination is imposed on the current owners and operators of the contaminated site, as well as the owner or the operator of the site at the time the hazardous substance were disposed or otherwise released. In most cases, this liability is imposed without regard to fault. Currently, the Company has known environmental liabilities associated with certain of its properties arising out of the activities of its predecessor or certain of its predecessor's lessees and may have further material environmental liabilities as yet unknown. The majority of the Company's known environmental liabilities stem from the use of petroleum products, such as motor oil and diesel fuel, in the operation of a railroad or in operations conducted by its predecessor's lessees. The following is a summary of material known environmental matters, in addition to those described above.

The Montana Department of Environmental Quality ("DEQ") has asserted that the Company is liable for some or all of the investigation and remediation of certain properties in Montana sold by its predecessor's reorganization trustee prior to the consummation of its predecessor's reorganization. The Company has denied liability at certain of these sites based on the reorganization bar of the Company's predecessors. The Company's potential liability for the investigation and remediation of these sites was discussed in detail at a meeting with DEQ in April, 1997. While DEQ has not formally changed its position, DEQ has not elected to file suit. Management is not able to express an opinion at this time whether the cost of the defense of this liability or the environmental exposure in the event of the Company's liability will be material.

At twelve separate sites, the Company has been notified that releases arising out of the operations of a lessee, former lessee or other third party have been reported to government agencies. At each of these sites, the third party is voluntarily cooperating with the appropriate agency by investigating the extent of any such contamination and performing the appropriate remediation, if any.

The Company has a long term monitoring program at Miles City, Montana. At December 31, 2001, Heartland's allowance for claims and liabilities for this site is $20,000.

The Company has an interest in property at Moses Lake, Washington previously owned and used by the United States government as an Air Force base. A portion of the Company's property is located over a well field which was placed on the national priority list in October, 1992. Sampling by the Army Corps of Engineers has indicated the presence of various regulated materials, primarily in the groundwater, which were most likely released as a result of military or other third party operations. The Company has not been named as a potentially responsible party.

Heartland owns a 5.95 acre parcel in Minneapolis, Minnesota. Environmental sampling in 1995 disclosed that the parcel was impacted by releases of regulated materials from the 1960s operations of a former lessee. The Company continues to investigate the environmental condition of the property on a voluntary basis under the direction of the Minnesota Department of Agriculture. At December 31, 2001, Heartland's aggregate allowance for claims and liabilities for this 5.95 acre parcel in Minneapolis, Minnesota is $2,325,000.

Sampling performed in November, 2000, has indicated the presence of solvents in the groundwater under certain property owned by the Company in Milwaukee, Wisconsin. Management will not be able to determine the materiality of the remediation costs, if any, of these materials until the concentrations and location of the release has been quantified.

In addition to the environmental matters set forth above, there may be other properties, i), with environmental liabilities not yet known to the Company, or
ii), with potential environmental liabilities for which the Company has no reasonable basis to estimate or, iii), which the Company believes the Company is not reasonably likely to ultimately bear the liability, but the investigation or remediation of which may require future expenditures. Management is not able to express an opinion at this time whether the environmental expenditures for these properties will or will not be material.

The Company has given notice to its insurers of certain of the Company's environmental liabilities. Due to the high deductibles on these policies, the Company has not yet demanded that any insurer indemnify or defend the Company. Consequently, management has not formed an opinion regarding the legal sufficiency of the Company's claims for insurance coverage.

The Company is also subject to other suits and claims which have arisen in the ordinary course of business. In the opinion of management, these matters should not be material to the Company's results of operations or financial condition.

                            Heartland Partners, L.P.
             Notes to Consolidated Financial Statements (Continued)


9. Compensation and Benefits

Heartland sponsors a Group Savings Plan, which is a salary reduction plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986. All full-time permanent employees of Heartland are eligible to participate in the plan. A participating employee can authorize contributions to the plan in the form of salary reductions of up to the maximum allowed by the Internal Revenue Code in any plan year. In 2001, Heartland made matching contributions of 25% of each participant's contribution to the plan. Participating 1998 employees were fully vested with respect to salary reduction and Heartland's contributions. For all future participants, they are fully vested with respect to salary reduction immediately, but the matching contribution vests at 20% per year. Benefits are normally distributed upon retirement (on or after age 65), death or termination of employment, but may be distributed prior to termination of employment upon showing of financial hardship. Heartland contributed to the plan approximately $30,000 in 2001 on behalf of all employees.

Under an agreement with Edwin Jacobson as the President and Chief Executive Officer of CMC he was entitled to receive commencing January 1, 2000 and continuing thereafter during the time he was employed incentive payments equal to 1/2% of the net proceeds from sales of certain real estate after deducting any debt obligations, closing costs and any real estate brokers commission. For the twelve months ended December 31, 2001, $96,000 had been accrued as compensation expense under this plan. As of December 31, 2001, $113,000 had been paid to the President and Chief Executive Officer by CMC. On October 18, 2000, the President and Chief Executive Officer of CMC borrowed $375,000 from CMC, of which $330,000 remains outstanding at December 31, 2001 and is included as part of accounts receivable at December 31, 2001. The note is due October 17, 2005, and interest is payable quarterly at the rate of 11% per year. On October 17, 2000, an amendment to the employment agreement authorized CMC to deduct from any incentive payment made to him 40% of that payment and apply it to his outstanding note due to CMC. As a result of this amendment, $45,000 of the above described payment of $113,000 was applied to the outstanding note balance. On February 25, 2002, Edwin Jacobson retired as the President and Chief Executive Officer of CMC.

Effective January 1, 2000, the Company approved the CMC Heartland Partners Incentive Plan ("CMC Plan") and the Sales Incentive Plan ("Sales Plan") to provide incentives to attract, retain or motivate highly competent employees of the Company. The aggregate benefits payable under the CMC Plan shall be computed by multiplying the following percentages (3% for 2001 , 2% for the year 2002 and 1% for the year 2003) by the net proceeds from the sale of certain land parcels during those years. The aggregate benefits payable under the Sales Plan shall be computed by multiplying 3% for the year 2001 by the net proceeds from the sale of certain real estate during that year. For the twelve months ended December 31, 2001, $440,000 had been accrued as compensation expense under the plans. As of December 31, 2001, $267,000 had been paid to the officers by the Company.

                            Heartland Partners, L.P.
             Notes to Consolidated Financial Statements (Continued)


10. Reportable Segments

The following tables set forth the reconciliation of net income and total assets for Heartland's reportable segments for the year ended December 31, 2001 (See
Note 2 to the Consolidated Financial Statements).


                                                               Property
2001 (amounts in thousands)                Land Sales (1)   Development (2)    Corporate (3)     Consolidated
--------------------------------------    ---------------   ---------------   ---------------   ---------------
Revenues:
Property sales                            $         1,031   $        29,440   $             0   $        30,471
Less: Cost of property sales                          182            19,726                 0            19,908
                                          ---------------   ---------------   ---------------   ---------------
     Gross profit on property sales                   849             9,714                 0            10,563
                                          ---------------   ---------------   ---------------   ---------------

Operating expenses:
Selling expenses                                      700             3,221                 0             3,921
General and administrative expenses                     0                 0             1,888             1,888
Real estate taxes                                     115               110                 0               225
Environmental expense                                 103                 0                 0               103
                                          ---------------   ---------------   ---------------   ---------------

     Total operating expenses                         918             3,331             1,888             6,137
                                          ---------------   ---------------   ---------------   ---------------

     Net operating income (loss)                      (69)            6,383            (1,888)            4,426

Other Income and (Expenses):
Portfolio income                                        0                 0             1,176             1,176
Rental income                                         378                 0                 0               378
Other income                                            0               122                 0               122
Depreciation                                          (10)             (245)              (64)             (319)
Management fee                                          0                 0              (425)             (425)
                                          ---------------   ---------------   ---------------   ---------------

     Total other income and (expenses)                368              (123)              687               932
                                          ---------------   ---------------   ---------------   ---------------

Net income (loss)                         $           299   $         6,260   $        (1,201)  $         5,358
                                          ===============   ===============   ===============   ===============

     Properties, net of accumulated
     Depreciation                         $           723   $        27,114   $           364   $        28,201
                                          ===============   ===============   ===============   ===============

     Total assets                         $         1,153   $        27,567   $         9,700   $        38,420
                                          ===============   ===============   ===============   ===============

(1) The Land Sales business segment consists of approximately 13,993 acres of land located throughout 12 states for sale as of December 31, 2001, and the related rentals, sales and marketing and operating expenses.

(2) The Property Development business segment consists of approximately 522 acres representing 12 sites that Heartland is in the process of developing or homebuilding communities in which the Company is currently selling and building homes on lots it owns. The related selling and operating expenses are also reported for this business segment.

(3) The Corporate level consist of portfolio income from investments, salaries and general and administrative expenses for the employees and occupied commercial office space in Kinzie Station Phase I located in Chicago, Illinois.

                                                                   SCHEDULE II
                            HEARTLAND PARTNERS, L.P.
                        VALUATION AND QUALIFYING ACCOUNTS
                      For The Year Ended December 31, 2001
                             (amounts in thousands)

                                                 Additions
                                     Balance at   charged                Balance
                                     Beginning      to                   at end
            Description               of year    costs and    Payments   of year
                                                 expenses
            -----------              ---------   ---------   ---------  --------

Allowance for claims and liabilities $   4,478   $     103   $   (244)  $  4,337
                                     =========   =========   =========  ========

                                  SCHEDULE III
                            HEARTLAND PARTNERS, L.P.
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                December 31, 2001
                             (amounts in thousands)




                                                             Cost Capitalized                      Gross Amount at Which
Description                    Initial Cost to                  Subsequent                                Carried
Land, Buildings and Other         Heartland                 to Acquisition (1)                     at Close of Period (1)
                         ---------------------------   -----------------------------    --------------------------------------------
                                                                                                         Building,
                                         Buildings &                       Carrying                   Improvement and
                             Land       Improvements   Improvements(3)     Costs(4)         Land       Carrying Costs       Total
                         ------------   ------------   ---------------   ------------   ------------   --------------   ------------
Chicago, IL .......  (6) $        661   $         --   $           142   $        269   $        661   $          411   $      1,072

Corporate and other  (5)           --             --             1,630             --             --            1,630          1,630
                         ------------   ------------   ---------------   ------------   ------------   --------------   ------------
TOTAL                    $        661   $         --   $         1,772   $        269   $        661   $        2,041   $      2,702
                         ============   ============   ===============   ============   ============   ==============   ============


                                                                                Life on
                                                                                 Which
                                                                              Depreciation
                                              Date of                       In Latest Income
Description                 Accumulated    Completion of       Date             Statement
Land, Buildings and Other   Depreciation    Construction      Acquired         Is Computed
                            -----------    -------------    ------------    ----------------

Chicago, IL          (6)    $        --          Various         Various                 (2)

Corporate and other               1,144          Various         Various                 (2)
                            -----------
TOTAL                       $     1,144
                            ===========

(1) See Attachment A to Schedule III for reconciliation of beginning of period total to total at end of period.
(2) Reference is made to Note 2 to the Consolidated Financial Statements for information related to depreciation.
(3) Improvements include all costs which increase the net realizable value of the property except carrying costs.
(4) Carrying costs consists primarily of legal fees, real estate taxes and interest.
(5) This amount includes furniture, equipment and other fixed assets that are included in Land, buildings and other on the Consolidated Balance Sheet.
(6) Includes a parcel of land encumbered by a $5,000,000 short term loan (See
    Note 4 to the Consolidated Financial Statements).

                            HEARTLAND PARTNERS, L.P.
                          ATTACHMENT A TO SCHEDULE III
               RECONCILIATION OF COST OF REAL ESTATE AT BEGINNING
                        OF YEAR WITH TOTAL AT END OF YEAR
                                DECEMBER 31, 2001
                             (amounts in thousands)


                                        2001
                                     ----------

         Balance  at January 1       $    2,683
                                     ----------

         Additions during year:
           Other acquisitions                19
                                     ----------
             Total additions                 19
                                     ----------

         Deductions during year:
          Cost of real estate sold           --
                                     ----------
             Total deductions                --
                                     ----------
         Balance at December 31      $    2,702
                                     ==========


             Reconciliation of Real Estate Accumulated Depreciation
                 At Beginning of Year with Total at End of Year
                             (amounts in thousands)



                                        2001
                                     ----------
         Balance at January 1        $      137
                                     ----------

         Additions during year:
           Charged to expense               319
           Write off Kinzie Station
           fixed assets                     688
                                     ----------
             Total additions              1,007
                                     ----------

         Deductions during year:
           Cost of real estate sold          --
                                     ----------
             Total deductions                --
                                     ----------

         Balance at December 31           1,144
                                     ==========